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                                   EXHIBIT 4-D














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EMPLOYEE STOCK PURCHASE PLAN
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WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Cincinnati Bell Inc. Employee Stock Purchase Plan (the "Plan") is to allow eligible employees of Cincinnati Bell Inc. ("CBI") and its participating subsidiaries to purchase CBI common shares through payroll deductions and participate in the potential future growth and profitability of CBI.

WHO IS ELIGIBLE TO PARTICIPATE?

     CBI and each of its subsidiary companies will establish the eligibility requirements for their respective employees. Your employer will notify you of the requirements that apply to you.

WHO ADMINISTERS THE PLAN?

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") administers the Plan for participants, keeps records, sends quarterly account statements to you, and performs other administrative duties related to the Plan.

HOW DOES THE PLAN WORK?

     You decide on the percentage of pay you would like to invest each pay period, from a minimum of 1% to a maximum of 20%. Your employer regularly deducts those funds from your paycheck. Your pay, for the purposes of this Plan, is identical to eligible wages for your employer's qualified savings plan. That amount is combined with all the dollars deducted from the checks of other employees who particpate in the Plan - plus the 5% matching contributions from the participating employers. These funds are then used to buy shares of CBI on a monthly basis.
     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
     When you enroll in the Plan, you authorize Merrill Lynch to open and maintain an individual securities account for you, which is subject to the terms and conditions shown on your enrollment form. CBI shares will be purchased for you and credited to your account on a monthly basis. This account is under your control, and there are no restrictions on the retention or sale of shares once they are credited to your account.
     If you subsequently sell shares, you pay any fees for the sale and for any additional purchases you make beyond the scope of the Plan. (See "Can I buy additional CBI shares through the Plan?")

WHAT ARE THE ADVANTAGES OF THE PLAN?

     Purchasing shares of CBI through this Plan ensures that 100% of your money goes to work for you, because you pay no commissions or fees.
     You'll find that the Plan is convenient and encourages regular investment. Setting aside a specific amount of money every pay period is one of the easiest ways to build your portfolio. You save regularly, because you pay yourself first. Simply choose the percent of pay you want to invest, and the rest is automatic.

     The Plan also offers an affordable way to invest. Your employer will participate with you in share purchases by contributing 5% of your investment pay election. You don't commit to buy a specific number of shares each pay period. Nor do you commit to buy whole shares. Just select the percentage of your pay that you want to invest.

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     Though no investment program is free of risk, this Plan can help cushion you from market fluctuations through a long-term investment technique known as dollar-cost averaging. By placing a fixed sum regularly in the same investment, you buy more shares when the price falls and fewer shares when the price rises. Over time, your average cost per share generally is less than if you bought a fixed number of shares each time. However, dollar cost averaging does not protect your investment in a falling stock market, and it does not guarantee that your investment will be profitable.
     Finally, you will always have easy access to your account. You may sell all or any part of your CBI shares quickly and conveniently by calling a special toll-free telephone number.

HOW ARE SHARES PURCHASED?

     Shares for the Plan may be purchased in several ways:
     1.   Directly from CBI;
     2. Through market transactions. These include transactions on securities exchanges where CBI common shares are traded, transactions in over-the-counter markets, and negotiated transactions - as well as transactions with Cincinnati Bell-sponsored employee benefit trusts.

 WHAT WILL BE THE PRICE OF SHARES PURCHASED FOR THE PLAN?

     The price of shares purchased from CBI will be the average of the daily high and low sale prices for the shares (as reported in the listing of the New York Stock Exchange Composite Transactions) for the last five days on which the shares were traded and ending on the actual investment date. No shares will be purchased from CBI at less than par value.
     The price of shares purchased in market transactions will be the average price paid by Merrill Lynch or other independent agent.

HOW OFTEN WILL SHARES BE PURCHASED UNDER THE PLAN?

     If shares are purchased from CBI, the purchase will be made on the 15th of each month (or the first business day after the 15th).
     If shares are purchased in market transactions, Merrill Lynch or another independent purchasing agent will be obligated to invest promptly. For payroll deduction funds and your employer's 5% contributions, this will occur on or about the 15th of each month. For dividends (see, "Will I receive the benefits of dividend reinvestment?"), it will occur on or about the dividend payment date.

HOW MANY SHARES CAN I PURCHASE THROUGH THE PLAN?

     Merrill Lynch will credit your account every month with as many whole and fractional shares as your deductions plus your employer's contributions will permit. So if your payroll deductions are $100 each month, your employer's contribution is $5, and shares cost $19.50 a share, you will purchase 5.3846 shares that month.

WILL CERTIFICATES BE ISSUED FOR CBI SHARES PURCHASED?

     CBI shares purchased under the Plan will be registered in the name of Merrill

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Lynch (or its nominee) as agent, and certficates will not be issued to you unless you ask.
     Certificates for any number of whole shares credited to your account will be issued upon your request. This request should be directed to Merrill Lynch. Any remaining whole shares and fraction of a share will continue to be credited to your account. Shares credited to your account may not be pledged. If you wish to pledge these shares, you must request that certificates for such shares be issued in your name. Certificates for fractions of shares will not be issued.

WILL I RECEIVE THE BENEFITS OF DIVIDEND REINVESTMENT?

     Yes. Your account is always credited with any dividends paid on your shares, and the dividends are automatically reinvested in additional CBI shares. Your employer pays all transaction fees, but does not make a 5% matching contribution for dividend payments.
     If you elect to hold share certificates in your own name, dividends are paid directly to you and are not reinvested.

CAN I BUY ADDITIONAL CBI SHARES THROUGH THE PLAN?

     Yes. As a Plan participant, you have a brokerage account with Merrill Lynch and you may purchase CBI shares in addition to those purchased through payroll deductions. Your employer will not contribute a 5% match for these additional shares or pay the transaction fees. However, as a Plan participant, these fees are discounted from regular Merrill Lynch rates.
     Your order for additional CBI shares is executed by Merrill Lynch on the first business day following acceptance of your order, or as soon as possible thereafter. Shares purchased in the open market may occur over a period of time, and your price will be the average price of all shares purchased over that period.

HOW DO I CHANGE THE AMOUNT OF MY PAYROLL DEDUCTION?

     By completing a new enrollment form, you can increase or decrease deductions - or discontinue deductions entirely. Requests for change will take effect as soon as possible.
     If you notify your employer to discontinue deductions, or you cease to be employed by a CBI company, or if you cease to be employed by a CBI company that offers the Plan, or if the Plan is discontinued by your employer (see "May the Plan be changed or discontinued?"), your account with Merrill Lynch will remain open until you choose to close it. You can continue to buy and sell any securities through your account, but different transaction fees and an annual fee may apply.
     If you want to close your account, Merrill Lynch will sell your holdings and send you a check for the net proceeds, or deliver stock certificates for whole shares and a check for the net cash value of any fractional share.
You pay all transaction fees.

WHAT TRANSACTION RECORDS WILL I RECEIVE?

     Shortly after the end of every quarter you will receive a summary investment statement from Merrill Lynch showing:

     1. Current market value of your holdings on the last day of the quarter;


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     2.   All account activity for the quarter, including whole and fractional shares and the price of each purchase, sale, or dividend;
     3.   A special fourth-quarter statement with an end-of-year summary;
     4. A tax-reporting statement every January for use in preparing your income tax returns.

HOW DO I BENEFIT FROM HAVING MERRILL LYNCH HOLD MY SHARES?

     - Merrill Lynch calculates all transaction activity and prepares quarterly reports for you. Since Merrill Lynch retains your share certificates, you avoid the cost or effort of storing or replacing missing certificates.
     -    Your dividends are automatically reinvested.
     - You enjoy the convenience of selling your shares without having to retrieve your share certificates.
     - You can transfer any securities certificates into your Merrill Lynch account at no cost; there is a small fee for removing certificates from your account.

SHOULD I KEEP MY QUARTERLY STATEMENTS?

     Yes. It is important for you to keep your quarterly statements. For tax purposes, you must know the price you paid and the price for which you sold your shares. These statements are the only records of purchase or sale prices of your shares. Your employer will not have this information.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES, UNDER PRESENT LAW, FOR PLAN PARTICIPANTS?

     The tax consequences under present law are as follows:

     1. The 5% employer contribution is considered to be imputed income and your paycheck will reflect it as such;
     2. You will be subject to taxes on the reinvested dividends credited to your account under the Plan;
     3. Your tax basis of CBI common shares that are purchased with payroll deductions and your employer's 5% contribution will be equal to the purchase price of those shares;
     4. Your tax basis of CBI common shares that are purchased with dividends will be equal to the amount of the dividend;
     5. Your holding period for tax purposes will begin on the day after the investment date;
     6. You will not realize any taxable gain if you elect to receive certificates for whole shares from your account;
     7. You will realize a gain or loss if you sell or exchange shares of CBI, whether you terminate participation in the Plan or after you receive the shares, including cash adjustments for a fraction of a share. The gain or loss will be the difference between what you receive for the shares (or a fraction of a share) and the tax basis of those shares.
     The foregoing opinions are not intended to cover all tax aspects of your participation in the Plan. The tax consequences outlined above are subject to change by legislation, administrative action, and judicial decisions, and do not deal with variations of state and local taxation. You should consult an attorney

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or tax advisor regarding the tax effects of your participation in the Plan.

HOW WILL MY SHARES BE VOTED?

     Any CBI shares held for you in the Plan will be voted as you direct. You will receive a single proxy covering all CBI shares credited to your account under the Plan.

MAY THE PLAN BE CHANGED OR DISCONTINUED?

     CBI reserves the right to suspend, modify, or terminate the Plan at any time. In addition, a participating employer may elect to terminate its participation in the Plan at any time. All participants will receive notice of any such suspension, modification, or termination.

WHAT PROTECTION DOES MERRILL LYNCH PROVIDE?

     Cash and securities held by Merrill Lynch for your account are protected through its membership in the Securities Investor Protection Corporation for up to $500,000 ($100,000 for cash balances). Merrill Lynch carries additional protection that brings total coverage for cash and securities to $2.5 million ($100,000 for cash balances).

HOW DO I CONTACT MERRILL LYNCH FOR ACCOUNT INFORMATION?

     Call the special toll-free telephone number: (800) 621-3777.

CAN I ACCESS MY ACCOUNT ELECTRONICALLY?

     Yes. When you join the Plan, Merrill Lynch will send you a five-digit Personal Identification Number (PIN). Whenever you call the toll-free telephone number, just enter your Social Security number and your PIN and follow the voice instructions to obtain up-to-date account information.
     You'll also receive an instruction guide and wallet-size reference card to assist you whenever you call.

WHAT SERVICES ARE AVAILABLE THROUGH THE TOLL-FREE NUMBER?

     Using a touch-tone telephone, you can conveniently obtain your account balance, receive company stock price quotes, execute sale riders, or change your PIN. All these features can be executed 24 hours a day, every day.
     To place buy or sell orders for securities, or to obtain additional information, you can talk directly with a Merrill Lynch customer service representative Mondays through Fridays from 8:00 a.m. to 7:00 p.m., Eastern Standard Time.


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